Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	April 29, 2018	January 28, 2018	April 30, 2017	April 29, 2018	April 30, 2017

Revenue	$130,779	$123,446	$108,297	$254,225	$218,128

Cost of goods sold	(97,960)	(95,784)	(88,140)	(193,744)	(174,972)

Gross profit	32,819	27,662	20,157	60,481	43,156

Operating Expenses:

Selling, general and administrative	(13,637)	(11,750)	(10,894)	(25,387)	(21,765)

Research and development	(3,817)	(4,104)	(3,726)	(7,921)	(7,211)

Total Operating Expenses	(17,454)	(15,854)	(14,620)	(33,308)	(28,976)

Operating income	15,365	11,808	5,537	27,173	14,180

Other income (expense), net	3,332	(4,105)	(3,622)	(774)	(5,705)

Income before income taxes	18,697	7,703	1,915	26,399	8,475

Income tax (provision) benefit	(3,508)	1,778	(431)	(1,729)	(2,481)

Net income	15,189	9,481	1,484	24,670	5,994

Net income attributable to noncontrolling interests	(4,524)	(3,583)	313	(8,107)	(2,251)

Net income attributable to Photronics, Inc. shareholders	$10,665	$5,898	$1,797	$16,563	$3,743

Earnings per share:

Basic	$0.15	$0.09	$0.03	$0.24	$0.05

Diluted	$0.15	$0.09	$0.03	$0.23	$0.05

Weighted-average number of common shares outstanding:

Basic	69,293	68,755	68,426	69,024	68,301

Diluted	75,190	69,372	69,385	75,052	69,277